EXHIBIT 23.01



INDEPENDENT AUDITORS' CONSENT



        We consent to the incorporation by reference in Registration Statement Nos. 333-61291 and 333-40546 on Form S-3, Amendment No. 1 to Registration Statement Nos. 333-59999, 333-73025, 333-78027, 333-81229 and 333-84119 on Form
S-3, Amendment No. 4 to Registration Statement No. 333-69819 on Form S-3, Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-85101 on Form S-4, and Registration Statement No. 333-75741 on Form S-8, of Adelphia Communications Corporation, of our report dated March 29, 2001, appearing in this Annual Report on Form 10-K of Adelphia Communications Corporation for the year ended December 31, 2000.




DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
March 29, 2001